Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-261406) of Studio City International Holdings Limited of our report dated March 22, 2024, (except for Note 18, as to which the date is March 21, 2025), with respect to the consolidated financial statements and schedule of Studio City International Holdings Limited included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Singapore

March 13, 2026